March 30, 2007

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:  Biofield Corporation Form 8K filed with the Securities and Exchange Commission

To Whom It May Concern:

We have reviewed the Form 8K Filed with the SEC and the comments made therein.  We are in agreement with the comments made therein.

/s/	Jewett, Schwartz, Wolfe and Associates Jewett, Schwartz, Wolfe and Associates

2514 HOLLYWOOD BOULEVARD, SUITE 508 ● HOLLYWOOD, FLORIDA 33020 ● TELEPHONE (954) 922-5885 ● FAX (954) 922-5957

MEMBER – AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ● FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

PRIVATE COMPANIES PRACTICE SECTION OF THE AICPA ●REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OF THE SEC